FONAR CORPORATION

     FonarMRInews                                            The  MRI Specialist
For    Immediate   Release                                   An ISO 9001 Company

Contact:    Daniel Culver,                                   110  Marcus   Drive
Director of Communications                                   Melville, NY  11742
David Terry, VP, Secretary                                   Tel:   631/694-2929
FONARinvestor @ fonar. com                                   Fax:   631/390-9540
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        FONAR IMPROVES CASH POSITION 16% AND REVENUES 23% IN FISCAL 2003;
     First Managed Stand-Up MRI Center Nets $1.1 Million in Operating Income

MELVILLE, NEW YORK, September 29, 2003 - FONAR Corporation, The MRI Specialist(TM), reported today a net loss of $15.0 million on revenues of $52.9 million for fiscal 2003, as compared to a net loss of $22.9 million on revenues of $43.2 million for fiscal 2002. This represents an increase of 23% in revenues and a decrease in the net loss of 35% from fiscal 2002 to fiscal 2003.

Most significantly, revenues attributable to the Company's medical equipment segment increased by 85% to $30.0 million in fiscal 2003 from $16.2 million in fiscal 2002. Revenues from product sales more than doubled, increasing by 115% from $11.6 million in fiscal 2002 to $24.9 million in fiscal 2003, attributable primarily to the increase in scanner sales revenues for the Company's Stand-Up(TM) MRI from $11.1 million to $24.3 million. In addition, the Company's gross profit on product sales improved significantly from 28% in fiscal 2002 to 35.6% in fiscal 2003. The Company's backlog of unfilled orders at July 1, 2003 was approximately $26.8 million, as compared to $25.5 million at July 1, 2002.

Confirming the Company's expectations of increased demand for its scanners, product sales to unrelated parties more than tripled, increasing by 228% in fiscal 2003 from $5.4 million in fiscal 2002 to $17.7 million in fiscal 2003. Product sales to related parties increased 17.7% in fiscal 2003 from $6.2 million in fiscal 2002 to $7.3 million in fiscal 2003.

Revenues attributable to the Company's physician and diagnostic services management segment, Health Management Corporation of America, ("HMCA"), however, decreased by 15.1% to $22.9 million in fiscal 2003 from $27.0 million in fiscal 2002, reflecting the closing of certain MRI facilities and other facilities and a decline in MRI scan volume at certain MRI facilities prior to the installation of Stand-Up(TM) MRI's. HMCA had an operating loss of $3.8 million for fiscal 2003. However, HMCA now manages three MRI facilities with Stand-Up(TM) MRI scanners, one of which, located in Islandia, New York, produced $1.1 million in operating income for HMCA, for the year ended June 30, 2003. HMCA plans to upgrade additional site locations as well, and has leased premises in Boca Raton, Florida for a Stand-Up(TM) MRI to replace the existing MRI facility in Deerfield Beach, Florida.

The Company's consolidated operating loss increased, however, by 5.3% to $15.1 million for fiscal 2003 as compared to an operating loss of $14.4 million for fiscal 2002. Of the operating loss, however, approximately $800,000 resulted from the writing down of the value (impairment) of the management agreement with an unprofitable physical rehabilitation and therapy facility which HMCA closed in fiscal 2003.

In addition, HMCA discontinued its operation of primary medical care practices in fiscal 2003 when it sold A&A Services, Inc., its subsidiary which managed these practices. As a result of the sale, the Company recognized a net gain from discontinued operations of $194,000 in fiscal 2003, as compared to a net loss from discontinued operations of $5.9 million in fiscal 2002.

The Company's cash, cash equivalents and marketable securities increased by 16% to $15.2 million at June 30, 2003 from $13.1 at June 30, 2002.

Raymond  Damadian,  president and chairman of FONAR,  said,  "The Company showed several important developments in Fiscal 2003: Revenues from our Stand-Up(TM) MRI more than doubled and cash increased. We disposed of unprofitable HMCA-managed physician practices, and now have three HMCA-managed Stand-Up(TM) MRI sites in operation, positioning HMCA for a much improved year. Given the marketplace acceptance of the FONAR Stand-Up(TM) MRI, we expect next year to be a very good one."

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                Fiscal 2003   Fiscal 2002
                                                -----------   ------------
      Revenues                                  $52,892,000    $43,161,000
      Net Loss From
        Continuing Operations                   (15,201,000)  (16,956,000)
      Net Gain (Loss) -
        Discontinued Operations                     195,000    (5,926,000)
                                                 ----------    ----------
      Net Loss                                 $(15,006,000) $(22,882,000)
                                                 ==========    ==========
      Basic & Diluted Net Loss/Share
        Continuing Operations                         (0.20)        (0.27)
      Basic & Diluted Net Loss/Share
        Discontinued Operations                                     (0.09)
                                                 ----------    ----------
      Basic & Diluted Net Loss/Share                  (0.20)        (0.36)
                                                 ==========    ==========
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            MRI Specialist, Stand-Up, Upright, Position Imaging and
                    PMRI are trademarks of FONAR Corporation.

              Be sure to visit Fonar's Web site for Company product
                            and investor information:
                                  www.fonar.com

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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